Exhibit 99.2
NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mark B. Thomas, CEO
HEI, Inc. Closes on Sale of RFID Division Assets
MINNEAPOLIS, MINNESOTA, September 4, 2007 — HEI, Inc. (NASDAQ: HEII — www.heii.com) announced today that it has closed on the sale of substantially all of the assets of its RFID division to Smartrac Technology US, Inc., a wholly-owned subsidiary of Dutch based Smartrac N.V. The transaction was structured as a sale of substantially all the assets of the RFID division, including inventory, receivables, customer contracts, customer lists, and the assumption of substantially all of the liabilities. The purchase price was $3.0 million cash and closing was effective 11:59 pm August 31, 2007. HEI expects to recognize a gain from the sale of assets in its 4th quarter ended September 1, 2007 of approximately $1.5 million, prior to any employee obligations, severance, and other transaction-related costs. HEI has used the sale proceeds to pay down existing debt obligations.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the integration of the Advanced Medical Division, the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our financing agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of receivables and outstanding debt, HEI’s ability to control fixed and variable operating expenses. , and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See the risk factor section in annual report on Form 10K for year ended September 2, 2006.